EXHIBIT 2.2

                                 PLAN OF MERGER
                                       of
                              CRAFTCLICK.COM, INC.
                              (a Utah corporation)
                                  with and into
                              CRAFTCLICK.COM, INC.,
                            (a Delaware corporation)


          Plan of Merger, dated April 20, 2001, pursuant to Section 252 of the Delaware General Corporation Law, and Section 16-10a-1107 of the Utah Business Corporations Act, between CraftClick.com, Inc., a Delaware corporation as the surviving corporation (hereinafter "Surviving Corporation"), and CraftClick.com, Inc., a Utah corporation, as the merging corporation (hereinafter "Merging Corporation").

          It is agreed:

          1. The names of the constituent corporations are:

                        CraftClick.com, Inc.       [Delaware]
                        CraftClick.com, Inc.       [Utah]

          2. The Merging Corporation shall be and hereby is merged with and into the Surviving Corporation. The Surviving Corporation is the surviving corporation and will be deemed to continue for all purposes whatsoever after the merger with the Merging Corporation. The Surviving Corporation is a Delaware corporation and after the merger will continue to be governed by the laws of the State of Delaware.

          3. The Articles of Incorporation and by-laws of the Surviving Corporation, as in effect upon the effective date of the merger, will be the certificate of incorporation and by-laws of the Surviving Corporation, until duly amended.

          4. Upon such merger, (i) the separate corporate existence of the Merging Corporation shall cease, (ii) the Surviving Corporation will become the owner, without other transfer, of all rights and property of the Merging Corporation, and (iii) the Surviving Corporation will become subject to all the liabilities, obligations and penalties of the Merging Corporation. Without limiting any of the foregoing, and solely for clarification, the Surviving Corporation shall succeed to all the rights and obligations of the Merging Corporation.

          5. The manner and basis of converting the outstanding shares of the capital stock and rights to acquire capital stock of the Merging Corporation into capital stock and rights to acquire capital stock of the Surviving Corporation shall be as follows:

                    (a) Every one hundred shares of common stock, par value $.001, of the Merging Corporation shall be exchanged for one share of common stock, par value $.001 per share, of the Surviving Corporation. The rights, privileges and obligations of the common stock are set forth in the Certificate of Incorporation.



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                    (b) Each share of Class A Convertible Preferred Stock, par value $.001, of the Merging Corporation shall be exchanged for .2545 shares of Class A Convertible Preferred Stock, par value $.001, of the Surviving Corporation. The rights, privileges and obligations of the Class A Preferred Stock are set forth in the Certificate of Incorporation.

          6. This Plan of Merger has been approved by the Unanimous Written Consent of the Board of Directors of the Surviving Corporation and by the Unanimous Written Consent of the Board of Directors of the Merging Corporation.

          7. This Plan of Merger has been approved by the Majority Written Consent of the holders of the common stock and Class A Preferred Stock of the Merging Corporation.

          8. The directors and officers of the Surviving Corporation shall continue until the next annual meeting of shareholders and until their successors shall have been elected and qualified.

          9. The Board of Directors of the Surviving Corporation and the Merging Corporation may amend the Plan of Merger at any time prior to its being filed with one or more of the appropriate state authorities. The Board of Directors of the Surviving Corporation may determine in their sole discretion not to file the Plan of Merger, even if approved by the holders of capital stock of the Merging Corporation.

          10. The executed agreement of Merger is on file at the principal office of the Surviving Corporation as set forth in the Articles of Merger and will be furnished to any stockholder of the Surviving Corporation, without cost, upon reasonable request during business hours.

          11. Service of process on the Surviving Corporation in connection with any proceeding to enforce any obligation or rights of dissenting shareholders or based on a cause of action arising with respect to the Merging Corporation may be sent by registered or certified mail, return receipt requested, to the address of the Surviving Corporation's office set forth in the Articles of Merger.

          In witness whereof, the parties hereto, pursuant to the corporate approval requirements of Utah and Delaware law, have caused this Plan of Merger to be executed by the persons indicated below, as the respective act, deed and agreement of each of said corporations, on the 20th day of April, 2001.

                                            CRAFTCLICK.COM, INC.
                                            a Delaware corporation

                                                /s/ Howard Geisler
                                            By: __________________________
                                                Name:   Howard Geisler
                                                Title:  President

                                            CRAFTCLICK.COM, INC.
                                            a Utah corporation

                                                /s/ Mitchell Geisler
                                            By: __________________________
                                                Name:   Mitchell Geisler
                                                Title:  Secretary